UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☒           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

A. SCHULMAN, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RCG ENTERPRISE, LTD
PARCHE, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
MARK R. MITCHELL
MICHAEL CAPORALE, JR.
LEE MEYER
YEVGENY V. RUZHITSKY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

December 19, 2007

Dear Fellow Stockholder:

Starboard Value and Opportunity Master Fund Ltd. (“Starboard”) and the other participants in this solicitation (collectively, the “Ramius Group”) are the beneficial owners of an aggregate of 2,062,795 shares of common stock of A. Schulman, Inc. (the “Company”), representing approximately 7.4% of the outstanding shares of common stock of the Company.  For the reasons set forth in the attached Proxy Statement, the Ramius Group believes that the Board of Directors of the Company is not acting in the best interest of its stockholders.  The Ramius Group is therefore seeking your support at the annual meeting of stockholders scheduled to be held at The Hilton Inn West, 3180 West Market Street, Akron, Ohio, on Thursday, January 10, 2008 at 10:00 A.M., local time, for the following:

1.	To elect Starboard’s slate of two nominees to the Board of Directors to serve as Class III directors for a three-year term expiring in 2010;

2.
To adopt a resolution previously submitted by Starboard Value & Opportunity Fund, LLC, an affiliate of Starboard, for inclusion in the Company’s proxy statement recommending that the Board of Directors immediately set up a special committee consisting solely of independent directors that would engage the services of a nationally recognized investment banking firm to evaluate alternatives that would maximize stockholder value, including, but not limited to, a sale of the North American business, a merger or an outright sale of the Company; and

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant for the fiscal year ending August 31, 2008.

Through the attached Proxy Statement, we are soliciting proxies to elect not only our two director nominees, but also the candidates who have been nominated by the Company other than Joseph M. Gingo and James A. Karman.  This gives stockholders the ability to vote for the total number of directors up for election at the Annual Meeting.  The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.  There is no assurance that any of the Company’s nominees will serve as directors if our nominees are elected.

The Ramius Group urges you to carefully consider the information contained in the attached Proxy Statement and then support its efforts by signing, dating and returning the enclosed GOLD proxy card today.  The attached Proxy Statement and the enclosed GOLD proxy card are first being furnished to the stockholders on or about December 20, 2007.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated proxy.

If you have any questions or require any assistance with your vote, please contact Innisfree M&A Incorporated, which is assisting us, at their address and toll-free numbers listed on the following page.

Thank you for your support.

Mark R. Mitchell
Starboard Value and Opportunity Master Fund Ltd.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Starboard’s proxy materials, please call
Innisfree M&A Incorporated at the phone numbers listed below.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY  10022
Stockholders Call Toll-Free at: (888) 750-5834
Banks and Brokers Call Collect at: (212) 750-5833

2007 ANNUAL MEETING OF STOCKHOLDERS
OF
A. SCHULMAN, INC.
_________________________

PROXY STATEMENT
OF
STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company (“Starboard”), Starboard Value & Opportunity Fund, LLC, a Delaware limited liability company (“Starboard Value”), Parche, LLC, a Delaware limited liability company (“Parche”), RCG Enterprise, Ltd, a Cayman Islands exempted company (“RCG Enterprise”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard Advisors”), Ramius Capital Group, L.L.C., a Delaware limited liability company (“Ramius Capital”), C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Michael Caporale, Jr. (“Mr. Caporale Jr.”) and Lee Meyer (“Mr. Meyer”) (collectively, the “Ramius Group”) are significant stockholders of A. Schulman, Inc., a Delaware corporation (“Schulman” or the “Company”).  The members of the Ramius Group, as well as Mark Mitchell (“Mr. Mitchell”) and Yevgeny V. Ruzhitsky (“Mr. Ruzhitsky”), are participants in this solicitation.  The Ramius Group believes that the Board of Directors of the Company (the “Board”) is not acting in the best interest of its stockholders.  The Ramius Group is therefore seeking your support at the annual meeting of stockholders scheduled to be held at The Hilton Inn West, 3180 West Market Street, Akron, Ohio, on Thursday, January 10, 2008 at 10:00 A.M., local time, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”), for the following:

1.
To elect Starboard’s slate of two nominees to the Board to serve as Class III directors for a three-year term expiring in 2010 (the “Ramius Nominees”) in opposition to two of the Company’s director nominees whose terms expire at the Annual Meeting;

2.
To adopt a resolution previously submitted by Starboard Value for inclusion in the Company’s proxy statement recommending that the Board of Directors immediately set up a special committee consisting solely of independent directors that would engage the services of a nationally recognized investment banking firm to evaluate alternatives that would maximize stockholder value, including, but not limited to, a sale of the North American business, a merger or an outright sale of the Company (the “Ramius Proposal”); and

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant for the fiscal year ending August 31, 2008.

This Proxy Statement is soliciting proxies to elect not only the Ramius Nominees, but also the candidates who have been nominated by the Company other than Joseph M. Gingo and James A. Karman. This gives stockholders who wish to vote for the Ramius Nominees the ability to vote for four nominees in total.

As of December 19, 2007, the members of the Ramius Group were the beneficial owners of an aggregate of 2,062,795 shares of common stock of the Company, par value $1.00 per share (the “Shares”), which currently represent approximately 7.4% of the issued and outstanding Shares, all of which are entitled to be voted at the Annual Meeting.

Schulman has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting as November 27, 2007 (the “Record Date”).  The mailing address of the principal executive offices of Schulman is 3550 West Market Street, Akron, Ohio 44333. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to Schulman, as of the Record Date, there were 27,954,541Shares outstanding and entitled to vote at the Annual Meeting.  The participants in this solicitation intend to vote all of their Shares FOR the election of the Ramius Nominees, FOR the candidates who have been nominated by the Company other than Joseph M. Gingo and James A. Karman and FOR the Ramius Proposal.

THIS SOLICITATION IS BEING MADE BY THE RAMIUS GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.  THE RAMIUS GROUP IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING.  SHOULD OTHER MATTERS, WHICH THE RAMIUS GROUP IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

THE RAMIUS GROUP URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF THE RAMIUS NOMINEES AND THE RAMIUS PROPOSAL.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY SCHULMAN MANAGEMENT TO SCHULMAN, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF THE RAMIUS NOMINEES, THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY OTHER THAN JOSEPH M. GINGO AND JAMES A. KARMAN AND FOR THE RAMIUS PROPOSAL BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO THE RAMIUS GROUP, C/O INNISFREE M&A INCORPORATED WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF SCHULMAN, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

IMPORTANT

Your vote is important, no matter how few Shares you own.  The Ramius Group urges you to sign, date and return the enclosed GOLD proxy card today to vote FOR the election of the Ramius Nominees and FOR the Ramius Proposal.

•	If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to the Ramius Group, c/o Innisfree M&A Incorporated, in the enclosed envelope today.

•
If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your Shares on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the Company’s proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to the Ramius Group.  Remember, you can vote for our four nominees only on our GOLD proxy card.  So please make certain that the latest dated proxy card you return is the GOLD proxy card.

If you have any questions regarding your proxy,
or need assistance in voting your Shares, please call:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY  10022
Stockholders Call Toll-Free at: (888) 750-5834
Banks and Brokers Call Collect at: (212) 750-5833

REASONS FOR THE SOLICITATION

The Ramius Group believes that the intrinsic value of the Company’s assets is not reflected in the current market price.  In our opinion, the Company’s stock is undervalued due to continued disappointing operating performance, which is a direct result of a misguided growth strategy, lack of management execution and poor capital allocation decisions.

Given the precipitous decline in operating performance and continued losses in the North American segment, we believe that a sale of the Company is the best way to maximize stockholder value. Therefore, we believe the Company should immediately hire a nationally recognized investment bank to explore strategic alternatives as part of a public process, including evaluating whether to split the Company and sell the European and North American segments separately, or alternatively to sell the entire Company.

The Company’s poor operating results indicate that management’s business strategy is not effective.

Our analysis of Schulman’s ten-year operating results (summarized in the table below) shows a steady deterioration of gross and operating margins in both the European and the North American segments.  We view the continued losses in the North American segment as particularly troubling.

Over the last ten years, the operating margins of Schulman’s European and North American segments have declined by approximately 650 and 800 basis points, respectively.

Since fiscal year 1997, the operating margin of the European segment has declined by approximately 650 basis points, from 12.1% to 5.6%.  During this same period, the operating margin of the North American segment has declined approximately 800 basis points, to negative 4.0% from positive 4.0%, and has declined approximately 890 basis points from the high of 4.9% reached in fiscal year 1998.

Management has repeatedly failed to execute on its restructuring of the North American segment.

Notwithstanding the latest restructuring effort and despite recording restructuring charges in four out of the last five fiscal years, the North American segment remains unprofitable.  Excluding the one-time $1.5 million Katrina insurance settlement benefit, the North American segment’s reported operating loss in the fourth quarter of fiscal year 2007 was $1.7 million, showing little improvement over the $2.2 million operating loss reported in the fourth quarter of fiscal year 2006.  That is five straight years of net operating losses in North America, totaling $65.5 million.

We believe Schulman’s poor operating performance is largely attributable to a misguided growth strategy, lack of management execution and poor capital allocation decisions.

Industry consolidation has negatively impacted the pricing and purchasing power of compounders like Schulman.  We believe that focusing on value-added, specialized products and proactively streamlining cost structure with the goal of becoming a low-cost producer can be effective strategies for compounders like Schulman to combat mounting margin pressures.  In our opinion, Schulman’s strong revenue growth and lack of corresponding growth in operating income clearly indicate that management chose to focus on revenue growth at the expense of profitability.

Management has repeatedly failed to proactively rationalize manufacturing capacity and reduce operating expenses.

Despite reducing operating capacity by 42% through numerous restructuring efforts, North America has remained unprofitable for five straight years, and six of the last seven years.  In our opinion, North America’s poor operating performance highlights management’s inability to accurately forecast expected customer demand and illustrates management’s failure to proactively rationalize capacity and reduce operating expenses in light of changing industry dynamics.

Management missed its fiscal year 2007 net income guidance by 30.9%.

On the fourth quarter 2006 earnings call, Schulman’s CEO, Terry Haines, said, “But in the full year, we fully expect, however, to report growth on our income, on a year-over-year basis on 2007, compared to our past 2006 fiscal year.”1  Schulman’s reported fiscal year 2006 net income was $32.7 million.

Although Schulman reported disappointing first quarter earnings per share (“EPS”) of $0.09 and missed the first call consensus EPS estimate by $0.242, on the first quarter earnings call Schulman’s CFO, Paul Desantis, reaffirmed the Company’s guidance, stating, “Despite the unfavorable quarter, we're seeing significant favorability from the euro and we expect that fiscal '07 net income will meet or exceed fiscal '06 net income of $32.7 million.” 1

[1]Source: Thomson StreetEvents.

[2] Source: Thomson ONE.

After reporting second quarter EPS of $0.06 and missing the consensus estimate yet again, this time by $0.102, on the second quarter earnings call Paul Desantis lowered guidance, stating, “As a result, we are now expecting net income to be between 25 and 30 million, lower than our initial guidance of 32.7 million.” 1

Finally, prior to reporting the third quarter results, the Company issued a press release on June 12, 2007, lowering guidance yet again.  In the press release, the Company stated “A. Schulman, Inc. (Nasdaq: SHLM) announced today that net income for the fiscal year ending August 31, 2007 is now expected to be in the range of $17-$23 million.  This is below prior guidance that fiscal 2007 net income would fall in the range of $25-$30 million.”

For the year, Schulman reported net income of $22.6 million, 30.9% lower than the guidance of at least $32.7 million given at the start of the year.  The frequency and magnitude of the earnings misses clearly illustrates, we believe, that management has not been able to accurately forecast the business.  We were surprised to see the Company put a positive ‘spin’ on its fiscal 2007 earnings by stating that $22.6 million was “at the high end of our range of $17-23 million” in an investor presentation filed with the SEC on November 1, 2007.

We question whether management and the Board know the right steps to take to fix the North American segment.

Having repeatedly failed at returning the North American segment to profitability through capacity and other cost reductions, we are puzzled by the Board’s recent decision to spend $24 million to now significantly expand capacity.  In our opinion, not only is the capacity expansion strategy inherently more risky, but this management team has also proven that it cannot deliver profits on the larger manufacturing capacity base.

While management seems satisfied with results, we are not.

On the fourth quarter 2007 earnings call Schulman’s CEO, Terry Haines, seemed encouraged by results:

“…But in general I would say that we were pleased with the fourth quarter results. It was a pretty decent finish to what was a very, very difficult fiscal year, starting out with very weak demand and margins and issues that throughout the year that we made sequential improvement in performance quarter-to-quarter for the year as we moved through it. So it was a decent close, somewhat what we expected. Our European business was relatively strong in the fourth quarter. Typically stronger maybe in volume than we've seen in past years. We certainly have a concern on whether the markets in Europe are going to remain at levels we see today, but in general we're pretty

[1] Source: Thomson StreetEvents.

[2] Source: Thomson ONE.

pleased with the overall performance for Europe and hoping that that demand continues through our new fiscal year. In North America, of course, we're seeing the weak demand in automotive and construction. Manufacturing in general is at a weak level, but we had good performance numbers, I think, in North America because of the programs we put in for cost cutting and going to have to do some detail to that as we move through our report here.” 1  (emphasis added)

Why are declining margins in Europe and continued losses in North America viewed positively by management?

We believe that Schulman’s poor operating performance is NOT an industry-wide problem.

In the last decade, Schulman’s three public company peers, ICO Corporation, PolyOne Corporation and Spartech Corporation have grown net income at a compounded annual growth rate (CAGR) of approximately 12.3%, 6.5% and 3.4%, respectively.3, 4 By way of comparison, Schulman’s ten-year net income compounded annual growth rate is negative 7.6%.

In North America, ICO’s Bayshore Industrial segment, Spartech’s Color and Specialty Compound segment and PolyOne’s All Other segment are all profitable, with last twelve month (LTM) operating margins of 16.1%, 6.1% and 1.6%, respectively, while Schulman’s North American business is grossly underperforming, reporting a loss of $19.1 million, which translates to an operating margin of negative 4.0%5.

While both management and the Board have high expectations for the success of the Invision product, we are not convinced that the potential success of this product is adequate justification for the Company to remain a stand-alone entity.

Although Invision was launched with high hopes in 2005, Schulman has been able to sign up only two customers to date.  Even if management meets its sales target of $10 million for the 2008 fiscal year, Invision would represent less than 0.6% of fiscal year 2007 sales and based on management projections would still generate a $4.4 million loss.  In our opinion, the market acceptance of Invision is uncertain, and therefore we don’t believe that the potential success of Invision is a good reason for Schulman to remain a stand-alone entity.

In our view, both management and the Board have had ample opportunity to address the Company's key strategic and operational issues.

[1] Source: Thomson StreetEvents.

[3] Source: Public company filings.

[4] Numbers are Ramius Group estimates and are pro-forma for non-recurring charges.

[5] Numbers are as reported in public company filings.

Terry Haines has been the CEO of Schulman since 1991.  Five out of twelve directors have been on the Board since at least 1995, two additional directors have been on the Board since 2000, and one has been on the Board since 2003.  Over their tenure, Terry Haines and these directors, which constitute a majority of the Board, have overseen a precipitous decline in operating performance.  Even after facing two proxy contests and the establishment of a special committee of the Board responsible for overseeing the creation and/or completion of a detailed operating budget and business plan to improve the Company’s operations and profitability under the October 2006 settlement agreement with the Barington Group the operating performance has continued to deteriorate.

In our opinion, the Company’s poor performance, which spans a decade, requires a change in strategy. Accordingly, we think that the Board should pursue a sale of the Company and believe that a sale of the Company is the best way to maximize stockholder value.

We believe the Ramius Nominees have the experience necessary to oversee an effort to maximize stockholder value.

The Ramius Group, as a significant stockholder of Schulman, has a vested financial interest in the maximization of the value of your shares.  Our interests are aligned with the interests of all stockholders.  The Ramius Nominees have extensive experience in the chemicals and plastics industries, as further discussed in their biographical extracts below.  If elected to the Board, the Ramius Nominees will endeavor to use their experience to oversee the Company with a goal of implementing the strategic and operational changes espoused by the Ramius Group, as well as exploring any other viable alternatives to maximize stockholder value.  There can be no assurance that these goals will be achieved if the Ramius Nominees are elected.

The Ramius Nominees, if elected, will represent a minority of the Board.  If elected, the Ramius Nominees will, subject to their fiduciary duties as directors, work with the other members of the Board to take those steps that they deem are necessary to maximize stockholder value.  Although the Ramius Nominees will not be able to adopt any measures without the support of at least some members of the current Board, we believe that the election of the Ramius Nominees will send a strong message to the Board that changing the strategic direction of the Company’s business is required in order to unlock the Company’s intrinsic value.
Schulman has maintained sub-standard corporate governance practices.

The Ramius Group believes that Schulman has maintained poor corporate governance practices that inhibit the accountability of management and directors to the stockholders. The following are examples of the sub-standard corporate governance practices of Schulman:

Separation of the role of Chairman of the Board, President and Chief Executive Officer:	Consolidation of power in combining the position of Chairman, President and Chief Executive Officer.

Staggered Board:
For years, Schulman has maintained a “staggered” or classified board — a policy that a 2002 study by Harvard University professors, Lucian Bebchuk, John Coates and Guhan Subramainian found nearly doubles the likelihood of a company remaining independent and typically results in an 8% to 10% loss of value in companies targeted for acquisition by an uninvited suitor.

Supermajority Voting Provisions:
A supermajority vote is required for stockholders to amend  certain provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, including rescinding the classified Board.

Inability to Call Special Meetings of Stockholders:	Stockholders are prohibited from calling Special Meetings of stockholders.

No Written Consent:	Stockholders are prohibited from taking action by written consent.

Governance provisions such as these are contrary to the guidelines for corporate governance best practices issued by leading advocates of stockholder democracy, such as Institutional Shareholder Services (ISS) and Glass, Lewis & Co.  ISS, for example, in its 2007 proxy guidelines, recommends against proposals to classify a company’s board of directors.  Furthermore, commentators and corporate governance experts disagree on the propriety and utility of such governance provisions.  What these provisions do provide, in our opinion, is insulation to the incumbent Board and few avenues for change to stockholders dissatisfied with the status quo.

Additionally, we were surprised to learn that after Robert Stefanko, the Company’s former Chairman, retired in April 2006, the Board elected Mr. Haines as Chairman rather than appoint an independent Chairman as most independent proxy advisory firms and corporate governance advocacy groups would have strongly recommended.

In its November 1, 2007 investor presentation to stockholders, the Company takes credit for having “implemented numerous corporate governance policy and practice improvements.”  We assume the “improvements” that the Company is referring to include the redemption of its “poison pill,” the establishment of a “lead independent director” and putting to a stockholder vote an amendment to the Company’s certificate of incorporation that removed a supermajority voting provision relating to certain business combinations and other transactions.  We believe it is disingenuous for the Company to tout these corporate governance reforms that came about only in the face of proxy contests, especially since the Company was required to implement each of these reforms pursuant to the terms of settlement agreements with the Barington Group.

In the event that the Board attempts to use new bylaws or amended bylaws to prevent the stockholders, including the Ramius Group, from accomplishing the objectives described in this Proxy Statement, the Ramius Nominees, if elected, will seek to work with the other Board members to repeal any new or amended bylaws having such an effect, to the extent that the

Ramius Nominees determine that such new or amended bylaws are not aligned with the stockholders’ best interests.

The following is a chronology of events leading up to this proxy solicitation:

❖
On April 2, 2007, the members of the Ramius Group (excluding Messrs. Mitchell, Caporale and Meyer) filed with the SEC a statement on Schedule 13D disclosing that (i) such members of the Ramius Group ceased to be members of a Section 13(d) reporting group with Barington Investments, L.P., RJG Capital Partners, L.P., D.B. Zwirn Special Opportunities Fund, L.P. and certain of their respective affiliates and (ii) that as of March 30, 2007, the members of the Ramius Group ceased to be the collective beneficial owners of 5% or more of the Company’s Shares and, as such, would no longer be filing statements on Schedule 13D.

❖
On May 31, 2007, certain representatives of Ramius Capital met with Terry Haines and other members of the management team at the Company’s Invision facility to get an introduction to the Invision product, tour the Invision manufacturing facility and to discuss the general business trends and the overall strategic direction of the Company.

❖
On July 5, 2007, Starboard Value delivered a letter to the Corporate Secretary of Schulman submitting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a proposal recommending that the Board immediately set up a special committee consisting solely of independent directors that would engage the services of a nationally recognized investment banking firm to evaluate alternatives that would maximize stockholder value, including, but not limited to, a sale of the North American business, a merger or an outright sale of the Company (the “14a-8 Proposal”).

❖	On July 31, 2007, the Company confirmed to Starboard Value that it intended to include the 14a-8 Proposal in the Company’s proxy statement for the Annual Meeting.

❖
On October 3, 2007, Starboard delivered a letter to the Corporate Secretary of Schulman in accordance with the Company’s advance notice bylaw provision nominating Michael Caporale, Jr., Lee Meyer, Mark Mitchell, and Jeffrey Solomon as Class III Nominees for election to the Board at the Annual Meeting (the “Nomination Letter”).

❖	On October 22, 2007, the members of the Ramius Group filed with the SEC a statement on Schedule 13D disclosing that such members of the Ramius Group had acquired in excess of 5% of the Shares.

❖
On October 25, 2007, certain representatives of Ramius Capital met with certain representatives of Barington Capital Group, L.P. (“Barington Capital”), including James Mitarotonda, to discuss issues relating to the Annual Meeting.

❖
On November 16, 2007, the Company announced that it reached a settlement agreement with a group of investors led by Barington Capital in connection with the Annual Meeting (the “2007 Settlement Agreement”).  Pursuant to the terms of the 2007 Settlement Agreement, the Company agreed (i) to announce that Terry Haines will retire by March 1, 2008 as the Company’s Chairman of the Board, President and Chief Executive Officer and that the Company will commence a search process to identify his successor by such time, (ii) to form a special committee of the Schulman Board, to include the CEO of the Company and James Mitarotonda along with other directors, to consider all strategic alternatives available to the Company to maximize stockholder value, including, without limitation, a strategic acquisition, merger or sale of the Company, (iii) to increase to five million the number of shares authorized to be repurchased under the Company’s current share repurchase program and (iv) to include James Mitarotonda as part of the Company’s four-person slate for election at the Annual Meeting, which will also include Terry Haines, James Karman and an additional new director recommended by Barington Capital who is reasonably acceptable to the Company.  The Company also stated that it intends to repurchase at least two million shares under the share repurchase program in the fiscal year ending August 31, 2008, subject to market conditions and compliance with applicable laws.

❖
On November 20, 2007, counsel to the Company informed counsel to the Ramius Group that based on the 2007 Settlement Agreement, it would be sending a revised draft opposition statement to the 14a-8 Proposal and requested that the Ramius Group agree to waive the provisions of Rule 14a-8 under the Exchange Act that requires the Company to provide a copy of its opposition statement to a shareholder proposal no later than 30 calendar days before it files definitive copies of its proxy statement.

❖
On November 26, 2007, counsel to the Ramius Group delivered a letter to counsel to the Company to inform Company counsel that the Ramius Group will not waive the 30-day requirement under Rule 14a-8 and that the Ramius Group therefore expects the Company not to file its definitive proxy statement earlier than December 21, 2007.

❖	On November 29, 2007, the Ramius Group issued a press release reiterating the Ramius Group’s commitment to seeking representation on the Board at the Annual Meeting.

❖
On December 6, 2007, the Ramius Group issued an open letter to the stockholders of the Company in which it questions whether the Board is truly and fully committed to maximizing stockholder value based on its historical failure to carry out its stated goals under previous settlement agreements with Barington Capital Group.  In the letter, the Ramius Group cites numerous failures by the Board to meet its contractual obligations under its two prior stockholder settlement agreements and noted that Schulman’s operating performance has still not improved despite the settlements of two prior consecutive contested elections.

❖	On December 19, 2007, Starboard delivered a letter to the Company withdrawing Messrs. Mitchell and Solomon as director nominees for election at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Ramius Group is seeking your support at the Annual Meeting to elect the Ramius Nominees in opposition to Schulman’s director nominees.  The Board is currently composed of twelve directors divided into three classes, Class I, Class II and Class III.  The Ramius Group believes the four Class III directors’ terms expire at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect the Ramius Nominees in opposition to two of the Schulman Class III director nominees.  Your vote to elect the Ramius Nominees will have the legal effect of replacing two directors of the Company with the Ramius Nominees.  If elected, the Ramius Nominees will represent a minority of the members of the Board.

THE RAMIUS NOMINEES

The Ramius Group has nominated two highly qualified nominees, each of whom, if elected, will exercise his independent judgment in accordance with his fiduciary duties as a director in all matters that come before the Board.  The Ramius Nominees are independent of the Company in accordance with the SEC and Nasdaq Stock Market rules on board independence and would seek to maximize value for all stockholders.  If elected, and subject to their fiduciary duties as directors, the Ramius Nominees would have the ability to work with the other members of the Board to take those steps that they deem are necessary or advisable to unlock the Company’s intrinsic value.

Set forth below are the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Ramius Nominees.  This information has been furnished to the Ramius Group by the Ramius Nominees.  The Ramius Nominees are citizens of the United States of America.  The Ramius Nominees have been nominated by Starboard in accordance with the Company’s advance notice bylaw provision.

Michael Caporale, Jr. (Age 56) served as President, Chief Executive Officer and a director of Associated Materials, Inc., a leading North American manufacturer and distributor of exterior building products (“AMI”), from April 2002 until June 2006 and as Chairman of the Board of AMI from December 2004 until December 2006. Mr. Caporale also served as President, Chief Executive Officer and a director of Associated Materials Holdings Inc., the direct parent of AMI (“Holdings”), from April 2002 until June 2006, and as President, Chief Executive Officer and a director of AMH Holdings, Inc., the direct parent of Holdings (“AMH”), from March 2004 until June 2006.  In December 2004, AMH sold a 50% equity interest in AMH to affiliates of Investcorp S.A.  From 2000 until April 2002, Mr. Caporale served as President and Chief Executive Officer of AMI’s Alside division.  In April 2002, AMI was transitioned from a public company to private ownership following the completion of a $436 million cash tender offer by Harvest Partners, a private equity firm.  Prior to joining AMI, from 1995 through

2000, Mr. Caporale served as President of Great Lakes Window, a division of Ply Gem Industries, Inc., a building products manufacturer (“Ply Gem”).  From 1992 through 1995, Mr. Caporale served as Vice President, Operations of Enerpac, a division of Applied Power, Inc., where he developed logistic systems for the U.S., Asia and Europe markets.  Mr. Caporale began his career with General Electric, Inc. (“GE”) where he spent seventeen years in various operating positions in GE’s Appliance, Jet Engine and Transformer businesses.  Mr. Caporale received a B.S. in Civil Engineering and an M.B.A. from Syracuse University.  The principal business address of Mr. Caporale is 3668 Shetland Trail, Richfield, Ohio 44286. As of the date hereof, Mr. Caporale does not own any securities of Schulman nor has he made any purchases or sales of any securities of Schulman during the past two years.

Lee Meyer (Age 58) served as President and Chief Executive Officer of Ply Gem from January 2002 to October 2006. Mr. Meyer previously had been the President of Variform, Inc. (“Variform”), Ply Gem’s Siding and Accessories business, since 1998.  Mr. Meyer joined Variform in 1993 as the Vice President of Manufacturing, and served as Vice President of Operations from 1994 to 1996 and as Senior Vice President and General Manager from 1996 to 1998.  Prior to joining Variform, Mr. Meyer held positions at GE Plastics, Borg Warner Chemicals and the Chemicals Division of Quaker Oats. Mr. Meyer served as a member of the Board of Directors of PW Eagle, Inc., a polyvinyl chloride (PVC) pipe and fittings manufacturer, from May 2006 until its acquisition by J-M Manufacturing Company, Inc. in June 2007.  Mr. Meyer has been a member of the Vinyl Siding Institute (“VSI”) since 1994, and is currently a member of VSI’s Board of Directors and is the Chairman of VSI’s Certification Oversight Committee, which oversees voluntary minimum standards for vinyl siding products.  Mr. Meyer received a B.S. in Chemical Engineering and an M.B.A. in Finance and Economics from the University of Nebraska. Mr. Meyer is also a Registered Professional Engineer. The principal business address of Mr. Meyer is 208 Shawna Drive, Kearney, Missouri 64060. As of the date hereof, Mr. Meyer does not own any securities of Schulman nor has he made any purchases or sales of any securities of Schulman during the past two years.

None of the Ramius Nominees currently has any conflicts of interest in serving on the Board as a result of his prior business relationships.  Each of the Ramius Nominees, if elected, intends to act in accordance with his fiduciary duty and recuse himself from voting should any conflict of interest arise in the future.

RCG Starboard Advisors, a subsidiary of Ramius Capital, and the Ramius Nominees, Mr. Meyer and Mr. Carporale, Jr., have entered into compensation letter agreements (the “Compensation Letter Agreements”) regarding compensation to be paid to such Ramius Nominees for their agreement to be named and to serve as a Ramius Nominee and for their services as a director of Schulman, if elected.  Pursuant to the terms of the Compensation Letter Agreements, Messrs. Meyer and Caporale, Jr. received $5,000 in cash from RCG Starboard Advisors as a result of the submission of the Nomination Letter to the Company.  Upon the Ramius Group’s filing of a definitive proxy statement with the SEC relating to a solicitation of proxies in favor of each nominee’s election as a director at the Annual Meeting, RCG Starboard Advisors has agreed to allow Messrs. Meyer and Caporale, Jr. to receive a profit participation with respect to the sale by RCG Starboard Advisors or one of its affiliates of the last $20,000 worth of the Company’s shares (the “Participation Shares”) beneficially owned by RCG Starboard Advisors or one of its affiliates to a third party unaffiliated with any member of the

Ramius Group.  The number of Participation Shares is determined by dividing  $20,000 by the closing price of the Company's common stock on the date of the definitive proxy filing by the Ramius Group. Messrs. Meyer and Caporale, Jr. will receive a cash payment equal to the amount, if any, by which the proceeds received by RCG Starboard Advisors from the sale of the Participation Shares exceeds $20,000 in the aggregate.  For example, if the Company’s stock price increases by 100% from the date of the Ramius Group’s definitive proxy filing to the date the Ramius Group sells its final shares, Messrs. Meyer and Caporale, Jr. will earn $20,000 pursuant to the Compensation Letter Agreements.  Under the terms of the Compensation Letter Agreements, Messrs. Meyer’s and Caporale, Jr.’s right to receive such contingent payment does not entitle the them to any rights as a stockholder of the Company, including, without limitation, any voting rights or disposition rights with respect to the Participation Shares.

RCG Starboard Advisors entered into the Compensation Letter Agreements with the Messrs. Meyer and Caporale, Jr. in order to compensate them for agreeing to be nominees of the Ramius Group and participating in this solicitation.  The Ramius Group believes that the amount the Messrs. Meyer and Caporale, Jr. stand to earn pursuant to the Compensation Letter Agreements is not material and therefore does not create a conflict of interest in the consideration of a business combination transaction or otherwise affect their ability to act in the best interest of all shareholders.

Ramius Capital and certain of its affiliates have signed a letter agreement pursuant to which they agree to indemnify the Ramius Nominees against claims arising from the solicitation of proxies from Schulman’s stockholders in connection with the Annual Meeting and any related transactions.  Other than as stated herein, there are no arrangements or understandings between members of the Ramius Group and any of the Ramius Nominees or any other person or persons pursuant to which the nomination of the Ramius Nominees described herein is to be made, other than the consent by each of the Ramius Nominees to be named in this Proxy Statement and to serve as a director of Schulman if elected as such at the Annual Meeting.  None of the Ramius Nominees are a party adverse to Schulman or any of its subsidiaries or has a material interest adverse to Schulman or any of its subsidiaries in any material pending legal proceedings.

The Ramius Group does not expect that the Ramius Nominees will be unable to stand for election, but, in the event that such persons are unable to serve or, for good cause, will not serve, the Shares represented by the enclosed GOLD proxy card will be voted for substitute nominees.  In addition, Starboard reserves the right to nominate substitute persons if Schulman makes or announces any changes to its Amended and Restated Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Ramius Nominees.  In any such case, Shares represented by the enclosed GOLD proxy card will be voted for such substitute nominees.  Starboard reserves the right to nominate additional persons if Schulman increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Starboard that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes on which the current directors serve constitutes an unlawful manipulation of the Company’s corporate machinery.

YOU ARE URGED TO VOTE FOR THE ELECTION OF THE RAMIUS NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

STARBOARD VALUE’S PROPOSAL THAT THE BOARD IMMEDIATELY ENGAGE THE SERVICES OF AN INVESTMENT BANKING FIRM

On July 5, 2007, Starboard Value delivered a letter to Schulman submitting a proposal for inclusion in the Company’s proxy statement at the Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

In accordance with Rule 14a-8, Starboard Value submitted to Schulman the following resolution and supporting statement that Schulman will also be required to include in its proxy statement for approval at the Annual Meeting:

Resolution

RESOLVED, that the stockholders of A. Schulman, Inc. hereby request that the Board of Directors immediately set up a special committee consisting solely of independent directors that would engage the services of a nationally recognized investment banking firm to evaluate strategic alternatives that would maximize stockholder value, including, but not limited to, a sale of the North American business, or a merger or an outright sale of the Company.

Supporting Statement:

This proposal provides stockholders with the opportunity to advise the Board of Directors of their concerns regarding Schulman’s strategic direction and to express their desire to realize the full value of their investment in Schulman. As an owner, together with our affiliates, of approximately 3.0% of Schulman’s common shares outstanding, we believe that in order to maximize stockholder value the North American business or the Company should be sold.

In our view, the Company is significantly undervalued due to steadily declining gross profit and operating margins, which represent management’s failure to proactively rationalize manufacturing capacity and reduce operating expenses in light of changing industry dynamics. We believe management’s focus on top line growth at the expense of maximizing return on invested capital has weakened the Company’s competitive position.

The recent operating performance provides little hope for improvement in the status quo. Since fiscal year 2003, despite recording restructuring charges totaling approximately $8.2M in four of the last five fiscal years, the North American segment has remained unprofitable, generating a cumulative operating loss of approximately $63.1M, including $18.9M in the first nine months of fiscal 2007.

We do not believe this is an industry problem. In the last decade, Schulman’s two closest public company peers, Spartech Corporation (SEH) and PolyOne Corporation (POL), have grown net income at a compounded annual growth rate of approximately 7.0% and 15.3%, respectively6.  By way of comparison, Schulman’s ten-year net income compounded annual growth rate is negative 7.9%.

[6]Source: Public company documents. Net income numbers are as reported in Company’s public filings.

This performance, spanning a decade, necessitates a change in strategy. In our opinion, Schulman has a portfolio of valuable assets, the intrinsic value of which is not reflected in the current market value. Given management’s track record, we do not believe the current management is capable of executing the necessary changes in strategy to realize the full value of the Company’s assets.

Given the Board of Directors’ fiduciary obligation to maximize stockholder value, we believe that a sale of the North American business, or the entire Company, is in the best interest of stockholders at this time.  While the adoption of this proposal will not legally bind the Board of Directors, we trust that given their fiduciary responsibilities, the Directors will honor their stockholders’ request.

If you believe the Company should immediately explore opportunities to maximize the value of your shares, please vote FOR this proposal.

PROPOSAL NO. 3

COMPANY PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has selected PricewaterhouseCoopers LLP as its independent registered public accountant to examine the books, records and accounts of the Company and its subsidiaries for the fiscal year ending August 31, 2008.  The Audit Committee and the Board each recommends that stockholders ratify such selection.

We do not object to the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant to examine the books, records and accounts of the Company and its subsidiaries for the fiscal year ending August 31, 2008.

We are not aware of any other proposals to be brought before the Annual Meeting. However, we intend to bring before the Annual Meeting such business as may be appropriate, including without limitation nominating additional persons for directorships, or making any proposals as may be appropriate to address any action of the Board not publicly disclosed prior to the date of this proxy statement. Should other proposals be brought before the Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Each Share is entitled to one vote.  Stockholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date.  Based on publicly available information, the Ramius Group believes that the only outstanding class of securities of Schulman entitled to vote at the Annual Meeting is the Shares.

Shares represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Ramius Nominees to the Board, FOR the candidates who have been nominated by the Company other than Joseph M. Gingo and James A. Karman, FOR the Ramius Proposal, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountant to examine the books, records and accounts of the Company and its subsidiaries for the fiscal year ending August 31, 2008, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

According to the Company’s proxy statement for the Annual Meeting, the Board intends to nominate four candidates for election as directors at the Annual Meeting.  This Proxy Statement is soliciting proxies to elect not only the Ramius Nominees, but also the candidates who have been nominated by the Company other than Joseph M. Gingo and James A. Karman. This gives stockholders who wish to vote for the Ramius Nominees and such other persons the ability to do so.  Under applicable proxy rules we are required either to solicit proxies only for the Ramius Nominees, which could result in limiting the ability of stockholders to fully exercise their voting rights with respect to the Company’s nominees, or to solicit for the Ramius Nominees and for fewer than all of the Company’s nominees, which enables a stockholder who desires to vote for the Ramius Nominees to also vote for those of the Company’s nominees for whom we are soliciting proxies.  The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.  There is no assurance that any of the Company’s nominees will serve as directors if our Nominees are elected.

QUORUM

According to the Company’s proxy statement, the required quorum for the transaction of business at the Annual Meeting will be at least 13,977,271 Shares represented in person or by proxy.

VOTES REQUIRED FOR APPROVAL

Vote required for the election of directors.  The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of Shares at a meeting at which a quorum is present. Broker non-votes and proxies marked “Withhold Authority” will not be counted toward the election of directors or toward the election of individual nominees specified in the form of proxy and, thus, will have no effect other than that they will be counted for establishing a quorum.  A stockholder may cast votes for the Ramius Nominees either by so marking the ballot at the Annual Meeting or by specific voting instructions sent with a signed proxy to either the Ramius Group in care of Innisfree M&A Incorporated at the address set forth on the back cover of this Proxy Statement or to Schulman at 3550 West Market Street, Akron, Ohio 44333, or any other address provided by Schulman.

Vote required for approval of the Ramius Proposal.  For ratification, the Ramius Proposal will require the affirmative vote of the holders of a majority of the Shares represented at the Annual Meeting in person or by proxy.  Votes on the ratification of the Ramius Proposal marked “abstain” and broker non-votes will not be counted as votes cast, but will count toward the determination of the presence of a quorum and have the same effect as votes cast against the Ramius Proposal.

Vote required for the ratification of the appointment of PricewaterhouseCoopers LLP.  For ratification, this proposal will require the affirmative vote of the holders of a majority of the Shares represented at the Annual Meeting in person or by proxy.  Votes on the ratification of PricewaterhouseCoopers LLP marked “abstain” and broker non-votes will not be counted as votes cast, but will count toward the determination of the presence of a quorum and have the same effect as votes cast against the proposal.

DISCRETIONARY VOTING

Shares held in “street name” and held of record by banks, brokers or nominees may not be voted by such banks, brokers or nominees unless the beneficial owners of such Shares provide them with instructions on how to vote.

REVOCATION OF PROXIES

A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised.  Revocation may be accomplished by the execution of a later dated proxy, or a later casted Internet or telephone vote, with regard to the same shares or by giving notice in writing or in open meeting.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to the Ramius Group in care of Innisfree M&A Incorporated at the address set forth on the back cover of this Proxy Statement or to Schulman at 3550 West Market Street, Akron, Ohio 44333, or any other address provided by Schulman.  Although a revocation is effective if delivered to Schulman, the Ramius Group requests that either the original or photostatic copies of all revocations be mailed to the Ramius Group in care of Innisfree M&A Incorporated at the address set forth on the back cover of this Proxy Statement so that the Ramius Group will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date and the number of outstanding Shares represented thereby.  Additionally, Innisfree M&A Incorporated may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Ramius Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE RAMIUS NOMINEES TO THE BOARD, FOR THE RAMIUS PROPOSAL OR FOR THE RATIFICATION OF

THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Ramius Group.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Starboard has entered into an agreement with Innisfree M&A Incorporated for solicitation and advisory services in connection with this solicitation, for which Innisfree M&A Incorporated will receive a fee not to exceed $150,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Innisfree M&A Incorporated will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  Starboard has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record.  Starboard will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Innisfree M&A Incorporated will employ approximately 65 persons to solicit Schulman’s stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by the Ramius Group. Costs of this solicitation of proxies are currently estimated to be approximately $250,000.00.  The Ramius Group estimates that through the date hereof its expenses in connection with this solicitation are approximately $100,000.00.

ADDITIONAL PARTICIPANT INFORMATION

The Ramius Nominees, the other members of the Ramius Group and Messrs. Mitchell and Ruzhitsky are participants in this solicitation.  The principal business of each of Starboard, Starboard Value and Parche is serving as a private investment fund. Each of Starboard, Starboard Value and Parche has been formed for the purpose of making equity investments and taking an active role in the management of portfolio companies in order to enhance stockholder value.  The principal business of RCG Starboard Advisors is acting as investment manager of Starboard and managing member of Starboard Value and Parche.  The principal business of RCG Enterprise is serving as a private investment fund.  Parche is a subsidiary of RCG Enterprise.  Ramius Capital is engaged in money management and investment advisory services for third parties and proprietary accounts. C4S serves as managing member of Ramius Capital.  Mr. Cohen, Mr. Strauss, Mr. Stark and Mr. Solomon serve as co-managing members of C4S.  Mr. Mitchell serves as a partner of Ramius Capital and Mr. Ruzhitsky serves as a Vice President of Ramius Capital.

The address of the principal office of each of Starboard Value, Parche, RCG Starboard Advisors, Ramius Capital, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss, Mr. Solomon, Mr. Mitchell and Mr. Ruzhitsky is 666 Third Avenue, 26th Floor, New York, New York 10017.  The address of the principal office of Starboard and RCG Enterprise is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies.

As of the date hereof, Starboard beneficially owns 998,073 Shares, Starboard Value beneficially owns 736,984 Shares and Parche beneficially owns 327,738 Shares.  As of the date hereof, RCG Starboard Advisors (as the investment manager of Starboard and the managing member of each of Starboard Value and Parche) is deemed to be the beneficial owner of the 998,073 Shares owned by Starboard, the 736,984 Shares owned by Starboard Value and the 327,738 Shares owned by Parche.  As of the date hereof, RCG Enterprise (as the sole non-managing member of Parche and owner of all economic interests therein) is deemed the beneficial owner of the 327,738 Shares owned by Parche.  As of the date hereof, Ramius Capital (as the sole member of RCG Starboard Advisors), C4S (as the managing member of Ramius Capital) and Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the 998,073 Shares owned by Starboard, the 736,984 Shares owned by Starboard Value and the 327,738 Shares owned by Parche.  Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon share voting and dispositive power with respect to the Shares owned by Starboard, Starboard Value and Parche by virtue of their shared authority to vote and dispose of such Shares.  Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such Shares except to the extent of their pecuniary interest therein.  Messrs. Mitchell, Meyer, Caporale Jr. and Ruzhitsky, as members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, are each deemed to be a beneficial owner of all 2,062,795 Shares collectively owned by the Ramius Group.  Messrs. Mitchell, Meyer, Caporale Jr. and Ruzhitsky each disclaim beneficial ownership of Shares that they do not directly own.

For information regarding purchases and sales of securities of Schulman during the past two years by the members of the Ramius Group, including the Ramius Nominees and Messrs. Mitchell and Ruzhitsky, see Schedule I.

On October 22, 2007, the members of the Ramius Group entered into a Joint Filing and Solicitation Agreement (as amended by Amendment No. 1 thereto, dated as of November 8, 2007) in which each member of the Ramius Group agreed to the joint filing on behalf of each of them of Statements on Schedule 13D and agreed to form the Ramius Group for the purpose of soliciting proxies or written consents for the election of the Ramius Nominees to the Board at the Annual Meeting and for the purpose of taking all other actions incidental to the foregoing. The Ramius Group intends to seek reimbursement from Schulman of all expenses it incurs in connection with the Solicitation.  The Ramius Group does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of Schulman; (iii) no participant in this solicitation owns any securities of Schulman which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of Schulman during the past two years; (v) no part of the purchase price or market value of the securities of Schulman owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of Schulman, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of Schulman; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Schulman; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of Schulman’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which Schulman or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his/its associates has any arrangement or understanding with any person with respect to any future employment by Schulman or its affiliates, or with respect to any future transactions to which Schulman or any of its affiliates will or may be a party; and (xi) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Ramius Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the Annual Meeting.

OTHER MATTERS AND ADDITIONAL INFORMATION

The Ramius Group is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which the Ramius Group is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the annual meeting in the year 2008 must deliver the proposal to the Corporate Secretary at Schulman:

❖	Not later than August 21, 2008, if the proposal is submitted for inclusion in the Corporation’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

❖	Not earlier than October 12, 2008 and not later than November 11, 2008 if the proposal is submitted pursuant to the Company’s Bylaws.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at Schulman’s 2008 annual meeting of stockholders is based on information contained in the Company’s proxy statement.  The incorporation of this information in this proxy statement should not be construed as an admission by the Ramius Group that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

THE RAMIUS GROUP HAS OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN SCHULMAN’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING.  THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON SCHULMAN’S CURRENT DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION.  PLEASE NOTE THAT BECAUSE THE RAMIUS GROUP WAS NOT INVOLVED IN THE PREPARATION OF SCHULMAN’S PROXY STATEMENT, THE RAMIUS GROUP CANNOT REASONABLY CONFIRM THE ACCURACY OR COMPLETENESS OF CERTAIN INFORMATION CONTAINED THEREIN.  SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF SCHULMAN.

The information concerning Schulman contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

THE RAMIUS GROUP

December 19, 2007

SCHEDULE I

TRANSACTIONS IN SECURITIES OF SCHULMAN
DURING THE PAST TWO YEARS

Except as otherwise specified, all purchases and sales were made in the open market.

Shares of Common Stock Purchased / (Sold)	Price Per Share($)	Date of Purchase / Sale

STARBOARD VALUE & OPPORTUNITY FUND, LLC

3,114	22.4965	08/21/06
5,430	22.5000	08/21/06
(507)	24.5268	11/09/06
(33,600)	24.5004	11/09/06
(21,000)	24.6002	11/10/06
(2,268)	24.5307	11/13/06
(8,400)	24.4350	11/14/06
(1,688)	24.2575	11/14/06
(10,668)	24.2266	11/14/06
(14,391)	24.1085	11/15/06
(2,480)	23.6113	11/17/06
(10,416)	23.6003	11/17/06
(42,000)	22.7300	11/27/06
(57,120)	20.8111	01/11/07
(26,880)	20.8505	01/12/07
(2,567)	21.1286	01/19/07
(4,200)	20.9000	01/19/07
(16,800)	21.0261	01/23/07
(11,004)	21.0010	01/24/07
(11,629)	21.0000	01/30/07
(9,240)	21.0730	02/01/07
(1,596)	21.0000	02/02/07
(26,964)	21.0115	02/13/07
(28,080)	23.8951	04/03/07
(112,560)	23.3090	04/04/07
(67,620)	22.1172	04/05/07
(25,200)	24.0521	06/06/07
(42,000)	23.6795	06/07/07
67,200	21.5275	06/13/07
84,000	21.2981	06/13/07
33,946	21.1200	06/13/07

42,000	21.4000	06/14/07
21,000	21.2522	06/14/07
42,000	21.3740	06/15/07
5,336	25.0783	07/10/07
13,020	25.2256	07/11/07
20,160	25.6809	07/12/07
20,284	25.8910	07/16/07

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

33,432	22.4403	08/03/07
50,568	21.4353	08/06/07
51,240	20.3694	08/07/07
32,760	20.9462	08/08/07
20,551	19.6331	08/09/07
21,000	19.6393	08/09/07
16,800	20.7000	08/14/07
5,040	20.4494	08/28/07
17,388	20.9393	08/29/07
32,172	21.3533	08/30/07
15,120	21.4671	08/31/07
5,880	21.6181	09/04/07
12,600	21.2534	09/05/07
12,600	21.3691	09/06/07
26,880	19.4678	09/14/07
23,520	19.5483	09/17/07
8,400	19.8122	09/18/07
61,079	20.5071	10/10/07
18,994	20.8627	10/11/07
199,920	20.6000	10/12/07
37,968	20.6670	10/12/07
11,523	20.7981	10/15/07
55,761	20.6334	10/15/07
50,652	21.0207	10/16/07
27,973	21.0000	10/16/07
19,501	21.0283	10/16/07
52,080	21.1000	10/17/07
38,700	21.0050	10/17/07
37,971	20.9549	10/17/07

PARCHE, LLC

1,035	22.5000	08/21/06

593	22.4965	08/21/06
(97)	24.5268	11/09/06
(6,400)	24.5004	11/09/06
(4,000)	24.6002	11/10/06
(432)	24.5307	11/13/06
(1,600)	24.4350	11/14/06
(321)	24.2575	11/14/06
(2,032)	24.2266	11/14/06
(2,741)	24.1085	11/15/06
(472)	23.6113	11/17/06
(1,984)	23.6003	11/17/06
(8,000)	22.7300	11/27/06
(10,880)	20.8111	01/11/07
(5,120)	20.8505	01/12/07
(489)	21.1286	01/19/07
(800)	20.9000	01/19/07
(3,200)	21.0261	01/23/07
(2,096)	21.0010	01/24/07
(2,215)	21.0000	01/30/07
(1,760)	21.0730	02/01/07
(304)	21.0000	02/02/07
(5,136)	21.0115	02/13/07
(7,020)	23.8951	04/03/07
(21,440)	23.3090	04/04/07
(12,880)	22.1172	04/05/07
(4,800)	24.0521	06/06/07
(8,000)	23.6795	06/07/07
12,800	21.5275	06/13/07
16,000	21.2981	06/13/07
6,466	21.1200	06/13/07
8,000	21.4000	06/14/07
4,000	21.2522	06/14/07
8,000	21.3740	06/15/07
1,016	25.0783	07/10/07
2,480	25.2256	07/11/07
3,840	25.6809	07/12/07
3,864	25.8910	07/16/07
6,368	22.4403	08/03/07
9,632	21.4353	08/06/07
9,760	20.3694	08/07/07
6,240	20.9462	08/08/07
3,914	19.6331	08/09/07
4,000	19.6393	08/09/07

3,200	20.7000	08/14/07
960	20.4494	08/28/07
3,312	20.9393	08/29/07
6,128	21.3533	08/30/07
2,880	21.4671	08/31/07
1,120	21.6181	09/04/07
2,400	21.2534	09/05/07
2,400	21.3691	09/06/07
5,120	19.4678	09/14/07
4,480	19.5483	09/17/07
1,600	19.8122	09/18/07
11,634	20.5071	10/10/07
3,618	20.8627	10/11/07
38,080	20.6000	10/12/07
7,232	20.6670	10/12/07
2,195	20.7981	10/15/07
10,621	20.6334	10/15/07
9,648	21.0207	10/16/07
5,328	21.0000	10/16/07
3,715	21.0283	10/16/07
9,920	21.1000	10/17/07
6,300	21.0050	10/17/07
7,232	20.9549	10/17/07

RCG Enterprise, Ltd
None

RCG Starboard Advisors, LLC
None

Ramius Capital Group, L.L.C.
None

C4S & Co., L.L.C.
None

Peter A. Cohen
None

Morgan B. Stark
None

Jeffrey M. Solomon
None

Thomas W. Strauss
None

Michael Caporale, Jr.
None

Lee Meyer
None

Mark R. Mitchell
None

Yevgeny V. Ruzhitsky
None

SCHEDULE II

The following table is reprinted from Schulman’s proxy statement filed with the
Securities and Exchange Commission on December 19, 2007

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of November 27, 2007 (except as otherwise indicated by footnote) in respect of beneficial ownership of shares of Common Stock by each Director and Nominee, by each Named Executive Officer, by all Directors and executive officers as a group, and by each person known to the Corporation to own five percent or more of its Common Stock. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

	Total Beneficial	Percent of
Name	Ownership	Outstanding

Directors, Executive Officers and Nominees
Terry L. Haines(1)(2)	399,333	1.42%
Ronald G. Andres(1)(2)(3)	119,433	*
Paul F. DeSantis(1)(2)(4)	60,396	*
John M. Myles(1)	34,925	*
Barry A. Rhodes(1)(2)	92,033	*
David G. Birney(2)(5)	7,000	*
Howard R. Curd(2)	4,500	*
Joseph M. Gingo(1)(2)	17,000	*
Willard R. Holland(1)(2)	20,000	*
James A. Karman(1)(2)	21,000	*
James S. Marlen(1)(2)	19,500	*
Dr. Peggy Miller(1)(2)	18,000	*
James A. Mitarotonda(2)(6)(10)	2,371,954	8.48%
Michael A. McManus, Jr.(2)	2,500	*
Ernest J. Novak, Jr.(2)	12,200	*
Stanley W. Silverman	—	*
John B. Yasinsky(1)(2)(7)	19,000	*
All Directors and Executive Officers as a group (19 persons)(1)(2)	3,286,973	11.62%
5% Or Greater Stockholders
Temujin Fund Management, LLC(8)	2,696,226	9.65%
140 Broadway, 45th Floor New York, New York 10005
Dimensional Fund Advisors Inc.(9)	2,640,475	9.45%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Barington Companies Offshore Fund, Ltd.	2,506,362	8.97%
Barington Companies Equity Partners, L.P., Barington Investments, L.P., James A. Mitarotonda, RJG Capital Partners, L.P., D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd and HCM/Z Special Opportunities LLC(10)

Ramius Capital Group, L.L.C.	2,062,795	7.38%
Parche, LLC; Starboard Value and Opportunity Master Fund Ltd.;
Starboard Value & Opportunity Fund, LLC; RCG Starboard Advisors, LLC; C4S% Co., L.L.C.; Peter A. Cohen; Morgan B. Stark; Jeffrey M. Solomon; Thomas W. Strauss, Michael Caporale, Jr.; Lee Meyer and Mark Mitchell(11)

Barclays Global Investors NA	1,420,102	5.08%
Barclays Global Fund Advisors; Barclays Global Investors, Ltd; Barclays Global Investors Japan Trust and Banking Company Limited; and Barclays Global Investors Japan Limited(12)

*	Less than 1% of the shares outstanding

(1)
Includes the following number of shares that are not owned, but can be purchased within sixty days upon the exercise of options granted under the Corporation’s 1992 Non-Employee Directors’ Stock Option Plan, 2002 Equity Incentive Plan and/or the 2006 Incentive Plan: 86,667 by Terry L. Haines; 64,333 by Ronald G. Andres;

43,333 by Barry A. Rhodes; 40,000 by Paul F. DeSantis; 20,000 by John M. Myles; 6,000 by each of Dr. Peggy Miller, James A. Karman, Willard R. Holland, John B. Yasinsky and Joseph M. Gingo; 4,500 by James S. Marlen; and 332,832 by all Directors and executive officers as a group.

(2)
Includes the following number of restricted shares of Common Stock awarded under the Corporation’s 1992 Non-Employee Directors’ Stock Option Plan, 2002 Equity Incentive Plan and/or 2006 Incentive Plan: 90,000 for Terry L. Haines; 26,000 for Ronald G. Andres; 33,000 for Barry A. Rhodes; 18,000 for Paul F. DeSantis; 9,000 for each of Dr. Peggy Miller, Willard R. Holland, James A. Karman, James S. Marlen, Ernest J. Novak, Jr., John B. Yasinsky and Joseph M. Gingo; 4,500 for each of David G. Birney and James A. Mitarotonda; 2,500 for each of Michael A. McManus, Jr. and Howard R. Curd; and 264,000 for all Directors and executive officers as a group. Directors and executive officers have the power to vote, but not dispose, of these restricted shares of Common Stock.

(3)	Mr. Andres owns 5,300 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(4)	Mr. DeSantis owns his shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(5)	Mr. Birney owns 2,500 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(6)
Includes 680,410 shares of Common Stock held directly by Barington Companies Equity Partners, L.P. (“Barington”), 1,202,331 shares held directly by Barington Companies Offshore Fund, Ltd. (“Barington Fund”) and 484,713 shares held directly by Barington Investments, L.P. (“Barington Investments”). Barington, Barington Fund and Barington Investments each may be deemed to have sole power to vote and dispose of the shares it beneficially owns. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group, L.P. (“Barington Capital”), which is the majority member of Barington Companies Advisors, LLC (“Barington Advisors”), Barington Companies Investors, LLC (“Barington Investors”) and Barington Offshore Advisors II, LLC (“Barington Offshore”). Barington Investors is the general partner of Barington. Barington Investors may be deemed to have sole power to vote and dispose of the shares owned by Barington. Barington Advisors is the general partner of Barington Investments. Barington Advisors may be deemed to have sole power to vote and dispose of the shares owned by Barington Investments. Barington Offshore is the investment advisor of Barington Fund. Barington Offshore may be deemed to have sole power to vote and dispose of the shares owned by Barington Fund. Also, Mr. Mitarotonda, LNA and Barington Capital each may be deemed to have sole power to vote and dispose of the shares owned by Barington, Barington Fund and Barington Investments. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(7)	Mr. Yasinsky owns 2,000 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(8)
As reported in a Schedule 13G filed with the SEC on June 19, 2007, Temujin Fund Management, LLC (“Temujin Management”), Thales Fund Management, LLC (“Thales”), Marek T. Fludzinski and Marco Battaglia beneficially own, in the aggregate, 2,696,226 shares of Common Stock. According to the Schedule 13G, Temujin Management is an investment advisor to Temujin Holdings, Ltd. (“Temujin Holdings”) with respect to the shares of Common Stock directly owned by Temujin Holdings, which is jointly owned by Thales, which serves as investment manager to Temujin Holdings, Marek T. Fludzinski and Marco Battaglia, who serves as chief executive officer and chief investment officer of Temujin Management.

(9)
As reported in a Schedule 13G/A dated February 1, 2007 and filed with the SEC on February 9, 2007, Dimensional Fund Advisors Inc. (“Dimensional”) is the beneficial owner of and has the sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, an aggregate of 2,640,475 shares of Common Stock. According to the Schedule 13G/A, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). As reported in the Schedule 13G/A, Dimensional possesses investment and/or voting power over the Common Stock owned by the

Funds, and may be deemed to be the beneficial owner of such shares. However, all such shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares in the Schedule 13G/A.

(10)
As reported in a Schedule 13D/A filed with the SEC on November 19, 2007, Barington, Barington Fund, Barington Investments, Barington Advisors, Barington Investors, Barington Offshore, Barington Capital, LNA, Mr. Mitarotonda, RJG Capital Partners, L.P. (“RJG Partners”), RJG Capital Management, LLC (“RJG Management”), Ronald J. Gross (“Gross”), D.B. Zwirn Special Opportunities Fund, L.P. (“Zwirn Fund L.P.”), D.B. Zwirn Special Opportunities Fund, Ltd. (“Zwirn Fund Ltd.”), HCM/Z Special Opportunities LLC (“HCM/Z”), D.B. Zwirn & Co., L.P.(“Zwirn & Co.”), DBZ GP, LLC (“DBZ”), Zwirn Holdings, LLC (“Zwirn Holdings”), and Daniel B. Zwirn (“Zwirn”) beneficially own, in the aggregate, 2,506,362 shares of Common Stock. As disclosed in the Schedule 13D/A, Barington beneficially owns 680,410 shares, Barington Fund beneficially owns 1,202,331 shares, Barington Investments beneficially owns 484,713 shares, RJG Partners beneficially owns 15,000 shares, Zwirn Fund L.P. beneficially owns 16,573 shares, Zwirn Fund Ltd. beneficially owns 73,423 shares, and HCM/Z beneficially owns 29,412 shares. Mr. Mitarotonda also beneficially owns 4,500 restricted shares of Common Stock granted to him under the 2002 Equity Incentive Plan and 2006 Incentive Plan. Mr. Mitarotonda is the sole stockholder and director of LNA, which is the general partner of Barington Capital, which is the majority member of Barington Advisors, Barington Investors and Barington Offshore. Barington Investors is the general partner of Barington. Barington Investors may be deemed to have sole power to vote and dispose of the shares owned by Barington. Barington Advisors is the general partner of Barington Investments. Barington Advisors may be deemed to have sole power to vote and dispose of the shares owned by Barington Investments. Barington Offshore is the investment advisor of Barington Fund. Barington Offshore may be deemed to have sole power to vote and dispose of the shares owned by Barington Fund. Also, Mr. Mitarotonda, LNA and Barington Capital each may be deemed to have sole power to vote and dispose of the shares owned by Barington, Barington Fund and Barington Investments. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Mitarotonda has sole voting power, but not dispositive power, with respect to the 4,500 shares of restricted Common Stock beneficially owned by him. Mr. Gross is the managing member of RJG Management, which in turn is the general partner of RJG Partners, and, accordingly, Mr. Gross and RJG Management each may be deemed to have the power to vote and dispose of the shares owned by RJG Partners. Mr. Gross disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Zwirn is the managing member of Zwirn Holdings, which is the managing member of DBZ, which is the general partner of Zwirn & Co., which is the manager of each of Zwirn Fund L.P., Zwirn Fund Ltd., HCM/Z, and, accordingly, Mr. Zwirn, Zwirn Holdings, DBZ and Zwirn & Co. each may be deemed to have the power to vote and dispose of the shares owned by Zwirn Fund L.P., Zwirn Fund Ltd. and HCM/Z. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The principal business address for each of Barington, Barington Investments, Barington Investors, Barington Advisors, Barington Capital, Barington Offshore, LNA and Mr. Mitarotonda is 888 Seventh Avenue, 17th Floor, New York, NY 10019. Barington Fund’s principal business address is c/o Bison Financial Services Limited, Bison Court, Road Town, Tortola, British Virgin Islands. The principal business address for each of RJG Partners, RJG Management and Mr. Gross is 11517 West Hill Drive, North Bethesda, Maryland 20852. Zwirn Fund L.P.’s principal business address is 745 Fifth Avenue, 18th Floor, New York, New York 10151. Zwirn Fund Ltd.’s principal business address is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 GT, George Town, Harbour Centre, 2nd Floor, Grand Cayman, Cayman Island, British West Indies. HCM/Z’s principal business address is c/o Highbridge Capital Corporation, Corporate Centre, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Islands, British West Indies. The principal business address for each of Zwirn & Co., DBZ, Zwirn Holdings and Mr. Zwirn is 745 Fifth Avenue, 18th Floor, New York, New York 10151.

(11)
As reported in a Schedule 13D filed with the SEC on October 22, 2007, Parche, LLC (“Parche”), Starboard Value and Opportunity Master Fund Ltd. (“Starboard”), Starboard Value & Opportunity Fund, LLC (“Starboard LLC”), RCG Starboard Advisors, LLC (“RCG”), Ramius Capital Group, L.L.C. (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, Michael Caporale, Jr., Lee Meyer and Mark R. Mitchell beneficially own, in the aggregate, 2,062,795 shares of Common Stock. As disclosed in the Schedule 13D, Parche beneficially owns 327,738 shares, Starboard beneficially owns 998,073 shares and Starboard LLC beneficially owns 736,984 shares. RCG is the managing member of Parche and Starboard LLC, and the investment manager of Starboard. RCG may be deemed the beneficial owner of the shares owned by Parche, Starboard and Starboard LLC. Ramius is the sole member of RCG and may be deemed the beneficial owner of the shares owned by Parche, Starboard and Starboard LLC. C4S is the managing member of Ramius. C4S may be deemed the beneficial owner of the shares owned by Parche, Starboard and Starboard LLC. Messrs. Cohen, Stark, Strauss and Solomon are the managing members of C4S. Messrs. Cohen, Stark, Strauss and Solomon may be deemed the beneficial owners of the shares owned by Parche, Starboard and Starboard LLC. None of Messrs. Caporale, Jr., Meyer and Mitchell directly own shares of Corporation. As members of the group for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, Messrs. Caporale, Jr., Meyer and Mitchell may be deemed to be beneficial owners of the shares owned by Parche, Starboard and Starboard LLC. Each of Messrs. Caporale, Jr., Meyer and Mitchell disclaim beneficial ownership of such shares. The principal business office of each of Parche, Starboard LLC, RCG, Ramius, C4S and Messrs. Cohen, Stark, Strauss, Solomon and Mitchell is 666 Third Avenue, 26th Floor, New York, New York 10017. The principal office of Starboard is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. The principal business office of Mr. Caporale, Jr. is 3668 Shetland Trail, Richfield, Ohio 44286. The principal business office of Mr. Meyer is 208 Shawna Drive, Kearney, Missouri 64060.

(12)
As reported in a Schedule 13G filed with the SEC on January 23, 2007, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited beneficially own, in the aggregate, 1,420,103 shares of Common Stock. As disclosed in Schedule 13G, Barclays Global Investors, NA beneficially owns 628,510 shares, Barclays Global Fund Advisors beneficially owns 775,201 shares and Barclays Global Investors, Ltd. beneficially owns 15,391 shares. The principal business address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Freemont Street, San Francisco, CA 94105. The principal business address of Barclays Global Investors, Ltd. is 1 Royal Mint Court, London EC3N 4HH England. The principal business address of Barclays Global Investors Japan Trust and Banking Company Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan. The principal business address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan.

IMPORTANT

Tell your Board what you think! Your vote is important.  No matter how many Shares you own, please give the Ramius Group your proxy FOR the election of the Ramius Group’s Director Nominees and FOR the Ramius Proposal by taking three steps:

●	SIGNING the enclosed GOLD proxy card,

●	DATING the enclosed GOLD proxy card, and

●	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD proxy card representing your Shares.  The Ramius Group urges you to confirm in writing your instructions to the Ramius Group in care of Innisfree M&A Incorporated at the address provided below so that the Ramius Group will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Innisfree M&A Incorporated at the address set forth below.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY  10022
Stockholders Call Toll-Free at: (877) 800-5185
Banks and Brokers Call Collect at: (212) 750-5833

A. SCHULMAN, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE RAMIUS GROUP

THE BOARD OF DIRECTORS OF A. SCHULMAN, INC.
IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints Mark R. Mitchell and Yevgeny V. Ruzhitsky, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of A. Schulman, Inc. (“Schulman” or the “Company”) which the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Stockholders of the Company scheduled to be held at The Hilton Inn West, 3180 West Market Street, Akron, Ohio, on Thursday, January 10, 2008 at 10:00 A.M., local time, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to the Ramius Group a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSAL ON THE REVERSE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

IMPORTANT:  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X]Please mark vote as in this example

THE RAMIUS GROUP STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL NO. 1 AND FOR THE STOCKHOLDER PROPOSAL PROPOSED IN NO. 2.

Proposal  No. 1 – The Ramius Group’s Proposal to Elect Michael Caporale, Jr. and Lee Meyer as Class III Directors of the Company.

	FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees: Michael Caporale, Jr. Lee Meyer	[ ]	[ ]	[ ]
THE RAMIUS GROUP INTENDS TO USE THIS PROXY TO VOTE (I) “FOR” MESSRS. CAPORALE, JR. AND MEYER AND (II) “FOR” THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY TO SERVE AS DIRECTORS OTHER THAN JOSEPH M. GINGO AND JAMES A. KARMAN FOR WHOM THE RAMIUS GROUP IS NOT SEEKING AUTHORITY TO VOTE FOR AND WILL NOT EXERCISE ANY SUCH AUTHORITY.  THE NAMES, BACKGROUNDS AND QUALIFICATIONS OF THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY, AND OTHER INFORMATION ABOUT THEM, CAN BE FOUND IN THE COMPANY’S PROXY STATEMENT.

THERE IS NO ASSURANCE THAT ANY OF THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY WILL SERVE AS DIRECTORS IF THE RAMIUS GROUP’S NOMINEES ARE ELECTED.

NOTE: IF YOU DO NOT WISH FOR YOUR SHARES TO BE VOTED “FOR” A PARTICULAR RAMIUS NOMINEE, MARK THE “FOR ALL NOMINEES EXCEPT” BOX AND WRITE THE NAME(S) OF THE NOMINEE(S) YOU DO NOT SUPPORT ON THE LINE BELOW.  YOUR SHARES WILL BE VOTED FOR THE REMAINING RAMIUS NOMINEE.  YOU MAY ALSO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE ADDITIONAL CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY BY WRITING THE NAME OF THE NOMINEE(S) BELOW.

_______________________________________________________________

Proposal  No. 2 – To ratify the stockholder proposal that the Schulman Board of Directors immediately set up a special committee consisting solely of independent directors that would engage the services of an investment banking firm to evaluate alternatives that would maximize stockholder value.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal  No. 3 –  To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending August 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE RAMIUS GROUP DOES NOT OBJECT TO PROPOSAL NO. 3

DATED:  ____________________________

____________________________________

(Signature)

____________________________________

(Signature, if held jointly)

____________________________________

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.